EXHIBIT 99.1

[XTO Logo Here]
NEWS RELEASE

For Immediate Release

Number: 08-24

XTO ENERGY ANNOUNCES RECORD PRODUCTION

AND REVENUES FOR SECOND QUARTER

FORT WORTH, TX (July 22, 2008) – XTO Energy Inc. (NYSE-XTO) today reported record production in the second quarter 2008 of 2.20 billion cubic feet equivalent (Bcfe) per day, up 29% from the second quarter 2007 level of 1.70 Bcfe per day, and up 4% sequentially from 2.11 Bcfe per day in first quarter 2008. Total revenues for the second quarter were $1.94 billion, a 46% increase from $1.33 billion the prior year. Earnings for the quarter reached $575 million, or $1.13 per share ($1.11 diluted), a 33% increase from second quarter 2007 earnings of $432 million, or $0.93 per share ($0.91 diluted). Second quarter 2008 earnings include the effect of a $22 million non-cash derivative fair value gain. Excluding this non-cash change, the Company’s adjusted earnings for second quarter 2008 were $553 million, or $1.09 per share ($1.07 diluted), up 28% compared to second quarter 2007 adjusted earnings of $432 million, or $0.93 per share ($0.91 diluted).1

Operating income for the quarter was $1.01 billion, a 39% increase from second quarter 2007 operating income of $725 million. Operating cash flow, defined as cash provided by operations before changes in operating assets and liabilities and exploration expense, was $1.23 billion, up 41% from 2007 second quarter comparable operating cash flow of $870 million.1

Second quarter 2008 daily gas production averaged 1.80 Bcf, up 35% from second quarter 2007 daily production of 1.33 Bcf. Daily oil production for the second quarter was 51.3 thousand barrels, an 11% increase from the second quarter 2007 level of 46.1 thousand barrels.

(more)

XTO Energy Announces Record Production and Revenues for Second Quarter

During the quarter, natural gas liquids production was 15.6 thousand barrels per day, a 3% increase from the prior year quarter rate of 15.2 thousand barrels per day.

“These outstanding results highlight a record quarter for XTO and point towards a unique and profound year of performance for our Company, “stated Bob R. Simpson, Chairman and Chief Executive Officer. “With the addition of $10.6 billion in hand-picked acquisitions during this year, our Company is positioned as a leader in growth and financial performance for years to come. We have built substantial positions in all of the premier emerging shale plays across the nation — the Barnett, Woodford, Fayetteville, Marcellus, Haynesville and Bakken — while adding properties to our legacy growth basins. Daily production volumes for 2008 are on pace to average a staggering 500 MMcfe above last year. Given our production growth target of 22% in 2009 and double-digit beyond, XTO now has the potential to double in size over the course of a four-year period. We own the portfolio to make it happen and, as always, we are committed to creating value for our shareholders along the way.”

Keith A. Hutton, President, further comments, “Each operating district delivered strong field results during the quarter. In our legacy Eastern Region, current daily production from the Freestone Trend is running in excess of 710 MMcfe, continuing its growth profile that started in 2000 at about 20 MMcfe per day. As a resource play, this giant field has delivered reserves of more than 3 Tcfe and still has production potential beyond 1 Bcfe per day. Our team recently completed two new Cotton Valley Lime horizontal wells in the field at daily rates of 10 MMcfe and 21 MMcfe. In our leading shale basin, Barnett production increased by 9% from the prior quarter and is up 50% over the same period last year, in spite of third-party pipeline restrictions that temporarily limited volumes. Throughout our core acreage in the basin, results continue to outperform, with typical wells exceeding 4 MMcf per day in production. In the emerging

(more)

XTO Energy Announces Record Production and Revenues for Second Quarter

Woodford and Fayetteville shales, our drilling pace has begun to accelerate. Production increased in the Mid-Continent Region by 5% from the first quarter. Our volumes in the San Juan Region grew by 7%, up 53% from last year. Overall, XTO operated an average of 87 drilling rigs for the quarter. Given our outlook for the remainder of 2008, we are increasing the development budget to $3.5 billion to accommodate our growth programs.”

The average realized gas price for the second quarter increased 7% to $8.51 per thousand cubic feet (Mcf) from $7.94 per Mcf in second quarter 2007. Natural gas liquids prices averaged $58.87 per barrel for the quarter, 43% higher than the 2007 quarter average price of $41.20. The second quarter average oil price was $90.89 per barrel, a 36% increase from last year’s second quarter average price of $67.03.

For the first six months of 2008, the Company reported earnings of $1.04 billion, or $2.07 per share ($2.04 diluted), compared with earnings of $815 million, or $1.77 per share ($1.74 diluted) for the same 2007 period. Included in year-to-date 2008 earnings is the effect of a $31 million non-cash derivative fair value gain. Excluding this non-cash change, the Company’s adjusted earnings were $1.01 billion, or $2.01 per share ($1.98 diluted), up 20% compared to year-to-date 2007 adjusted earnings of $838 million, or $1.82 per share ($1.79 diluted).1 Operating cash flow was $2.29 billion for the first half of 2008, up 37% compared with $1.67 billion for the 2007 period.1 Total revenues for the first six months of 2008 were $3.61 billion, a 44% increase from revenues of $2.50 billion for the same 2007 period. Year-to-date operating income was $1.83 billion, a 33% increase from $1.37 billion for the first half of 2007.

* * *

An Operations Overview detailing second quarter activities is available on the Company’s website at http://www.xtoenergy.com.

(more)

XTO Energy Announces Record Production and Revenues for Second Quarter

* * *

XTO Energy Inc. is a domestic energy producer engaged in the acquisition, development and discovery of quality, long-lived oil and natural gas properties in the United States. Its properties are concentrated in Texas, New Mexico, Arkansas, Oklahoma, Kansas, Wyoming, Colorado, Alaska, Utah, Louisiana, Mississippi, Montana, North Dakota, Pennsylvania and West Virginia.

1	Adjusted earnings and operating cash flow are non-GAAP financial measures. See the end of this release for further explanation and reconciliation of these measures.

Contact:	Louis G. Baldwin	Gary D. Simpson
	Executive Vice President &	Senior Vice President
	Chief Financial Officer	Investor Relations & Finance
	XTO Energy Inc.	XTO Energy Inc.
	817/870-2800	817/870-2800

The Company’s second quarter 2008 earnings and operational review conference call will be broadcast live via Internet webcast at 11:00 a.m. (EDT) on Tuesday, July 22, 2008. The webcast may be accessed on the Company’s website at http://www.xtoenergy.com.

Statements made in this news release, including those relating to future growth and financial performance, continued record performance, production growth targets in 2009 and beyond, value creation for stockholders, daily production volumes for 2008, ability to double in size in 4 years, production potential in Eastern Region, future well results and development budget expenditures are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, failure to close our previously announced acquisitions, failure to timely integrate acquired properties and personnel, the timing and extent of changes in oil and gas prices, changes in underlying demand for oil and gas, the timing and results of drilling activity, the availability of and cost of obtaining drilling equipment and personnel, higher than expected production costs and other expenses and market conditions. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.

(tables follow)

XTO ENERGY INC.	Three Months Ended		Six Months Ended
(in millions, except production, per share and per unit data)	June 30,		June 30,
(Unaudited)	2008	2007	2008	2007

Consolidated Income Statements

REVENUES
Gas and natural gas liquids	$1,473	$1,019	$2,747	$1,891
Oil and condensate	424	281	803	555
Gas gathering, processing and marketing	40	30	60	52
Other	(1)	(1)	(1)	—

Total Revenues	1,936	1,329	3,609	2,498

EXPENSES
Production	215	146	408	275
Taxes, transportation and other	194	107	348	188
Exploration (a)	14	7	32	11
Depreciation, depletion and amortization	413	265	796	505
Accretion of discount in asset retirement obligation	7	6	14	11
Gas gathering and processing	24	22	45	41
General and administrative (b)	89	52	178	108
Derivative fair value (gain) loss (c)	(26)	(1)	(42)	(13)

Total Expenses	930	604	1,779	1,126

OPERATING INCOME	1,006	725	1,830	1,372

OTHER EXPENSE
Interest expense, net (d)	102	47	193	94

INCOME BEFORE INCOME TAX	904	678	1,637	1,278

INCOME TAX
Current (e)	105	101	220	207
Deferred	224	145	377	256

Total Income Tax Expense	329	246	597	463

NET INCOME	$575	$432	$1,040	$815

EARNINGS PER COMMON SHARE (f)
Basic	$1.13	$0.93	$2.07	$1.77

Diluted	$1.11	$0.91	$2.04	$1.74

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (f)
Basic	508.6	464.9	502.4	461.7

Diluted	517.2	473.1	510.3	469.2

Average Daily Production
Gas (Mcf)	1,795,424	1,330,815	1,751,516	1,297,350
Natural Gas Liquids (Bbls)	15,574	15,190	15,774	13,013
Oil (Bbls)	51,279	46,051	51,409	45,851
Natural Gas Equivalents (Mcfe)	2,196,538	1,698,263	2,154,612	1,650,535

Average Sales Prices (g)
Gas (per Mcf)	$8.51	$7.94	$8.11	$7.66
Natural Gas Liquids (per Bbl)	$58.87	$41.20	$55.88	$39.04
Oil (per Bbl)	$90.89	$67.03	$85.80	$66.82

(continued)

XTO ENERGY INC. (continued) (in millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Consolidated Statement of Cash Flows Data (Unaudited)

Net Income	$575	$432	$1,040	$815
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	413	265	796	505
Accretion of discount in asset retirement obligation	7	6	14	11
Dry hole expense	1	6	2	8
Non-cash incentive compensation	32	13	73	30
Deferred income tax	224	145	377	256
Non-cash derivative fair value (gain) loss	(35)	—	(49)	36
Other non-cash items	—	2	4	1
Changes in operating assets and liabilities	(78)	(69)	(161)	(11)

Cash Provided by Operating Activities	$1,139	$800	$2,096	$1,651

	June 30, 2008	December 31, 2007
	(Unaudited)
Consolidated Balance Sheet Data
Cash and cash equivalents	$49	$—

Current Assets	$2,338	$1,287
Less:
Derivative fair value (h)	91	199
Deferred income tax benefit (h)	651	20

Current Assets, excluding derivative fair value and deferred income tax benefit	$1,596	$1,068

Net Property and Equipment	$21,499	$17,200

Total Assets	$24,337	$18,922

Current Liabilities	$3,600	$1,537
Less—Derivative fair value (h)	1,809	239
Current Liabilities, excluding derivative fair value	$1,791	$1,298

Long-term Debt	$7,993	$6,320

Total Stockholders’ Equity	$8,974	$7,941
Plus—Accumulated other comprehensive loss (h)	1,243	40

Total Stockholders’ Equity, excluding accumulated other comprehensive loss	$10,217	$7,981

(continued)

XTO ENERGY INC. (continued)

(a)	Includes geological and geophysical costs, as well as dry hole costs of $1 million in the three-month and $2 million in the six-month 2008 periods, and $6 million in the three-month and $8 million in the six-month 2007 periods.

(b)	Includes non-cash incentive award compensation of $32 million in the three-month and $73 million in the six-month 2008 periods, and $13 million in the three-month and $30 million in the six-month 2007 periods.

(c)	The derivative fair value (gain) loss comprises the change in fair value of the following derivative financial instruments not providing effective hedges (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Other non-hedge derivatives	$(34)	$1	$(63)	$3
Ineffective portion of hedge derivatives	8	(2)	21	(16)

Total derivative fair value (gain) loss	$(26)	$(1)	$(42)	$(13)

(d)	Net of capitalized interest of $8 million in the three-month and $15 million in the six-month 2008 periods, and $7 million in the three-month and $13 million in the six-month 2007 periods.

(e)	The current income tax provision exceeds cash tax expense by the benefit realized upon exercise of stock options not expensed in the financial statements. This benefit, which is recorded in additional paid-in capital, was $7 million in the three-month and $69 million for the six-month 2008 periods, and $4 million in the three-month and $17 million for the six-month 2007 periods.

(f)	All weighted average common share and earnings per common share amounts have been adjusted for the five-for-four stock split effected December 13, 2007.

(g)	Average sales prices include realized gains and losses upon cash settlement of hedge derivatives.

Realized gains and losses on non-hedge derivatives and on the ineffective portion of hedge derivatives are recorded as a component of derivative fair value (gain) loss (see (c) above). These non-hedge and ineffective derivative gains and losses are primarily related to the timing of entering basis swap agreements and designating them as hedges associated with NYMEX swaps. Had realized non-hedge and ineffective gains and losses, attributable to second quarter and six-month production, been recorded as gas, natural gas liquids and oil revenue, the average gas, natural gas liquids and oil prices would have been:

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Gas (per Mcf)	$8.45	$7.94	$8.09	$7.86
Natural gas liquids (per Bbl)	59.03	41.20	55.96	39.04
Oil (per Bbl)	90.79	67.21	85.74	67.17

(h)	These adjustments are made to current assets, current liabilities and stockholders’ equity because these items are recorded based on estimated derivative fair values and resulting unrealized gains and losses. Realized gains and losses will be based on commodity prices when related future production occurs. Net assets and equity to be recorded when future production occurs are not included in the balance sheet.

(continued)

Adjusted Earnings

Adjusted earnings, a non-GAAP financial measure, excludes certain items that management believes affect the comparability of operating results. The Company discloses adjusted earnings as a useful adjunct to GAAP net income because:

–	Management uses adjusted earnings to evaluate the Company’s operational trends and performance relative to other oil and gas producing companies.

–	Adjusted earnings are more comparable to earnings estimates provided by securities analysts.

–	Items excluded generally are items whose timing or amount cannot be reasonably estimated. Accordingly, any guidance provided by the Company generally excludes information regarding these types of items.

The following reconciles GAAP net income to adjusted earnings:

(in millions, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited)	2008	2007	2008	2007
Net income	$575	$432	$1,040	$815
Adjustments, net of tax:
Non-cash derivative fair value (gain) loss	(22)	—	(31)	23

Adjusted earnings	$553	$432	$1,009	$838

Adjusted earnings per common share:
Basic	$1.09	$0.93	$2.01	$1.82

Diluted	$1.07	$0.91	$1.98	$1.79

Operating Cash Flow

Operating cash flow, a non-GAAP financial measure, is defined as cash provided by operating activities before changes in operating assets and liabilities and exploration expense. Because changes in operating assets and liabilities and exploration expense are excluded, this cash flow statistic is different from cash provided by operating activities, as disclosed under GAAP. Management believes operating cash flow is a better liquidity indicator for oil and gas producers because of the adjustments made to cash provided by operating activities, explained as follows:

–	Adjustment for changes in operating assets and liabilities eliminates fluctuations primarily related to the timing of cash receipts and disbursements, which can vary from period-to-period because of conditions the Company cannot control (for example, the day of the week on which the last day of the period falls), and results in attributing cash flow to operations of the period that provided the cash flow.

–	Adjustment for exploration expense is to provide an amount comparable to operating cash flow for full cost companies and to eliminate the effect of a discretionary expenditure that is part of the Company’s capital budget.

Management uses operating cash flow not only for measuring the Company’s cash flow and liquidity, but also in evaluating the Company against other oil and gas producing companies and valuing potential producing property acquisitions.

The following reconciles cash provided by operating activities, the GAAP cash flow measure, to operating cash flow:

(in millions)	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited)	2008	2007	2008	2007
Cash Provided by Operating Activities	$1,139	$800	$2,096	$1,651
Changes in operating assets and liabilities	78	69	161	11
Exploration expense, excluding dry hole expense	13	1	30	3

Operating Cash Flow	$1,230	$870	$2,287	$1,665

###